Notice of the Annual Meeting of Shareholders

                             To be held May 27, 2005


To the Shareholders of
     OLD REPUBLIC INTERNATIONAL CORPORATION

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of OLD REPUBLIC INTERNATIONAL CORPORATION will be held in Room 2200 at the offices of the Company, 307 North Michigan Avenue, Chicago, Illinois 60601, on Friday, May 27, 2005 at 3:00 P.M. Central Daylight Savings Time, for the purpose of considering and acting upon the following matters:


1. The election of four Class 3 directors;

2. To transact such other business as may properly come before the meeting.


     Shareholders of record at the close of business on March 21, 2005 will be entitled to vote, either in person or by proxy. Shareholders who do not expect to attend in person are urged to execute and return the accompanying proxy in the envelope enclosed.


     The annual report of the Company for the year 2004 is being mailed to all shareholders of record with this Notice and the Proxy Statement.


     By order of the Board of Directors.


                                                  SPENCER LEROY III
                                                  Secretary

Chicago, Illinois
April 1, 2005

                                 Proxy Statement
                     OLD REPUBLIC INTERNATIONAL CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 27, 2005


                               GENERAL INFORMATION

     This proxy statement is being furnished to the shareholders of Old Republic International Corporation, a Delaware corporation (the "Company"), 307 North Michigan Avenue, Chicago, Illinois 60601, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of shareholders to be held on May 27, 2005 and any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to the shareholders is April 1, 2005.

     The proxy is revocable at any time before it is voted by written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

     If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the proxy committee for the election as directors of the nominees named below (or substitutes therefor if any nominees are unable or refuse to serve); and in its discretion upon such matters not presently known or determined which may properly come before the meeting.

     The Company has one class of stock outstanding, Common Stock, $1.00 par value per share ("Common Stock"). On February 16, 2005, 182,614,298 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the meeting. Shareholders of record as of the close of business on March 21, 2005 are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.

                         PRINCIPAL HOLDERS OF SECURITIES

     The following tabulation shows with respect to (i) each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company;
(ii) each Director and executive officer of the Company; and (iii) all Directors and executive officers, as a group: (a) the total number of shares of Common Stock beneficially owned as of March 1, 2005 and (b) the percent of the class of stock so owned as of the same date:

                                                                                        Amount and
                                                                                         Nature of            Percent
                                                          Name of                       Beneficial              of
          Title of Class                             Beneficial Owner                    Ownership            Class(*)
-------------------------------------   ------------------------------------------    ---------------        ----------
Common Stock
Shareholders' beneficial ownership of   Franklin Mutual Advisors, LLC.                 13,065,616 (1)            7.2
more than 5% of the Common Stock        51 John F Kennedy Parkway
(excluding directors)                   Short Hills, NJ  07078

                                        Franklin Resources, Inc.                        9,718,875 (1)            5.3
                                        One Franklin Parkway
                                        San Mateo, California  94403-1906

                                        Inter Capital Company of Chicago as the
                                        trustee of the
                                        Old Republic International Corporation          9,408,066 (2)            5.2
                                        Employees Savings and Stock
                                        Ownership Plan
                                        Messrs. Bischof,  Legg, Popp, Steiner and
                                        Zucaro as members of  The
                                        Executive Committee
                                        307 North Michigan Avenue
                                        Chicago, Illinois 60601

                                                                                      Other Shares                    Percent
                           Name of         Shares Subject to    Shares Held by        Beneficially                       of
 Common Stock          Beneficial Owner     Stock Options(*)   Employee Plans (*)       Owned (*)          Total      Class (*)
 -----------------   -------------------   -----------------  -------------------   -----------------   ------------  ---------
 Directors' and      Harrington Bischof               -                -                  16,192(4)          16,192      **
 executive           Jimmy A. Dew                  487,500          114,925 (3)          436,431(5)       1,038,856      0.6
 officers'           John M. Dixon                    -                -                   4,785              4,785      **
 beneficial          James Kellogg                  27,485           25,463 (3)          300,450            353,398      0.2
 ownership           Peter Lardner                   7,500            5,801 (3)          132,943(6)         146,244      0.1
                     Wilbur S. Legg                   -                -                  70,224(7)          70,224      **
                     Spencer LeRoy III             231,500            8,709 (3)           46,178(8)         286,387      0.2
                     Karl W. Mueller                 3,000             -                   1,000              4,000      **
                     John W. Popp                     -                -                  15,332             15,332      **
                     William A. Simpson            591,000           60,310 (3)          255,856(9)         907,166      0.5
                     Arnold L. Steiner                -                -               1,308,446(10)      1,308,446      0.7
                     Fredricka Taubitz                -                -                   4,000              4,000      **
                     Charles  F. Titterton            -                -                   2,230              2,230      **
                     Dennis Van Mieghem               -                -                   1,300              1,300      **
                     William G. White, Jr.            -                -                  69,768             69,768      **
                     Rande K. Yeager                47,025           11,761 (3)            1,000             59,786      **
                     A. C. Zucaro                  858,750          196,095 (3)          611,314          1,666,159      0.9

                     All executive officers and
                     directors, as a group (19)  2,346,710          448,788            3,286,111          6,081,609      3.3
 =============================================================================================================================

* Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Common shares used for calculation purposes include the equivalent common shares that may be issued upon conversion by the beneficial owner of Preferred Stock convertible within 60 days.

**   Less than one-tenth of one percent.

(1) Reflects the number of shares shown in the most recent Schedule 13G filings with the Securities and Exchange Commission through February 15, 2005. Franklin Mutual Advisers, LLC., a subsidiary of Franklin Resources, Inc. reports that it has advisory contracts pursuant to which Franklin Mutual Advisors, LLC is granted investment and voting powers over these securities and for Rule 13d-3 purposes may be considered the beneficial owner of these shares. Both entities state that the voting and investments of each are exercised independently.

(2) Under the terms of the Old Republic International Corporation Employees Savings and Stock Ownership Plan ("ESSOP"), a participant is entitled to vote the Company stock held by the ESSOP, the shares of which have been allocated to the participant's account. The Executive Committee of the Company, pursuant to the ESSOP, is authorized to vote the Company stock held by the ESSOP until such time as the shares of such stock has been allocated to a participant's account or where a participant fails to exercise his or her voting rights. Additionally, the Executive Committee may be deemed to have investment power with respect to stock held by the

     ESSOP. The Executive Committee is composed of Messrs. Bischof, Legg, Popp, Steiner and Zucaro. Under the rules of the Securities and Exchange Commission, each of them may be deemed to be the beneficial owner of such shares of Common Stock by virtue of such shared voting and investment power.

(3) Includes only the shares that have been allocated to the employer matching and employee savings accounts of the director or executive officer as a participant in the ESSOP. Excludes those shares for which the director or executive officer may be deemed to have investment and voting power as a result of being a member of the Executive Committee. Includes shares of the Company's stock held in the Bituminous Casualty Corporation 401K Plan for Mr. Lardner and shares of the Company's stock held by the RMIC Profit Sharing Plan for Messrs. Dew and Simpson.

(4)  Includes 6,750 shares held in trust for Mr. Bischof's benefit.

(5)  Includes 167,577 shares owned by Mr. Dew's wife.

(6) Includes 81,897 shares held in a living trust of which Mr. Lardner's wife is the trustee and for which Mr. Lardner disclaims beneficial ownership.

(7) Includes 64,332 shares held in trust for Mr. Legg's benefit and 5,892 shares held in trust for Mrs. Legg's benefit of which Mr. Legg disclaims beneficial ownership.

(8)  Includes 13,294 shares held in trust for Mr. LeRoy's benefit.

(9)  Includes 107,719 shares owned by Mr. Simpson's wife.

(10) Includes 216,190 shares owned by Mr. Steiner directly, 17,881 shares owned by Mr. Steiner's wife directly, 422,625 shares held in trust for Mr. Steiner's children, 651,450 shares held by a limited liability corporation of which Mr. Steiner is both an equity owner and a manager. Excludes 72,961 shares held by the Steiner Foundation for which Mr. Steiner disclaims beneficial ownership.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Based solely on reports and other information submitted by executive officers, Directors and such other persons required to file, the Company believes that during the year ended December 31, 2004 all reports required by Section 16(a) have been properly filed.

               THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

     The Company's Board of Directors has the responsibility to review the overall operations of the Company. The Board members are kept informed of the Company's results of operations and proposed plans and business objectives through periodic reports sent to them by the Company's management or presented at Board and Committee meetings. The Board met four times last year, once each quarter. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and Committees on which each served during 2004.

     Nine  of  the  Company's   thirteen  current  Directors  have  no  material
relationships with the Company, apart from their directorships, and are independent, as that term is used in Section 303A.02 of the Listing Standards of the New York Stock Exchange ("NYSE"). All nine meet an additional requirement for independence imposed by the Company -- that they never have held any management position with the Company or any of its subsidiaries. The independent Directors as determined by the Board of Directors, are Messrs. Bischof, Dixon, Legg, Popp, Steiner, Titterton, Van Mieghem, White and Ms. Taubitz. The independent Directors have selected from among themselves a Lead Director and met on a regular basis during 2004 in executive sessions apart from the non-independent Directors and management. The Lead Director position will rotate among the independent Directors for terms not exceeding two years each. His or her successor will be nominated by the Nominating Committee and elected by the independent Directors. The current Lead Director is Wilbur Legg. Any interested party wishing to express concerns to the Lead Director or the independent Directors may do so by writing to:

          Old Republic International Corporation
          307 North Michigan Avenue
          Chicago, Illinois 60601

The Company's Secretary will promptly forward all such correspondence to the Lead Director.

Directors' Compensation

     Directors of the Company receive an annual retainer of $28,800 plus $2,400 for each Board or Committee meeting they attend. Directors of the Company or any of its subsidiaries who are full time employees do not receive an annual retainer but receive $2,400 for each meeting they attend, as members, of the Board or a Committee of the Company, other than meetings of the Executive Committee. Mr. Popp as Chairman of the Audit Committee is paid an additional annual retainer of $15,000.

Board Committees

     The Board of Directors has four principal standing committees.

     The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between the meetings of the Board, except as provided in the By-laws or limited by the provisions of the General Corporation Law of the State of Delaware, as well as to evaluate the performance of senior executives, and to make recommendations with regard to executive succession. The Committee is also responsible for the supervision of the Company's pension and Employees Savings and Stock Ownership plans and is charged with a fiduciary responsibility to act solely in the interest of the participants and beneficiaries of the Plans. The Committee, which is currently composed of Messrs. Bischof, Legg, Popp, Steiner, and Zucaro, met four times during 2004 and took action by unanimous written consent twice. Mr. Zucaro is Chairman of the Committee. Mr. Kurt W. Kreyling was a member of the Committee until his resignation on February 28, 2005. Following Mr. Kreyling's resignation, Mr. Popp was named a member of the Committee on March 8, 2005.

     The Audit Committee is empowered to oversee the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent qualifications and performance of the Company's internal and external auditors and the selection of the Company's independent external auditors. The Committee also is required to annually produce a report which is printed below. The Committee operates pursuant to a written charter, approved by the Board of Directors, a copy of which is attached as Exhibit A, and is subject to an annual performance evaluation. While information appearing on the Company's website is not incorporated by reference in this Proxy statement, the Committee's charter may be viewed on the Company's website at www.oldrepublic.com. Printed copies are available to shareholders of the Company upon request. The Committee is composed of eight, non-employee Directors who are considered by the Board of Directors to be financially literate. The Committee members are: Messrs. Bischof, Legg, Popp, Steiner, Titterton, Van Mieghem, White and Ms. Taubitz. The Audit Committee had four regularly scheduled meetings during 2004, three meetings with the Company's independent auditors prior to the Company's filing of quarterly reports, and two special meetings with the Company's Chief Financial Officer and independent auditors. Mr. Popp is the Committee Chairman. Each member was considered in the judgment of the Company's Board of Directors to be independent, as that term is used in paragraph
(b)(1)(ii) of the SEC's Rule 10A-3 and Section 303A.02 of the NYSE's Listing Standards. No member served on the audit committees of three or more unrelated publicly held companies. Four members of the Committee, Messrs. Popp, Titterton, Van Mieghem and Ms. Taubitz, each qualify in the judgment of the Board of Directors as an audit committee financial expert, as that term is used in Item 401(h) of the SEC's Regulation S-K.

     For the year ended December 31, 2004, the Committee selected the accounting firm of PricewaterhouseCoopers LLP ("PwC") as independent auditors to examine the Company's consolidated financial statements. A member of PwC is expected to attend the Company's Annual Meeting of Shareholders. The firm's members will be provided with an opportunity to make an appropriate statement, if he or she desires to do so, and will be available to respond to questions. The aggregate fees billed to the Company by PwC for professional services during 2004 and 2003 were:

    Type of Fees                                   2004               2003
    ------------                              --------------     --------------
    Audit Fees (a).......................     $   6,134,994      $   1,808,879
    Audit Related Fees (b)...............           426,348            351,163
    Tax Fees.............................             5,105               -
    All Other Fees.......................             8,354              8,145
                                              --------------     --------------
       Total.............................     $   6,574,801      $   2,168,187
                                              ==============     ==============

    (a) Included in audit fees is an estimate of $4,000,000 relating to the Audit of Internal Control over Financial Reporting as required by section 404 of the Sarbannes Oxley Act.
    (b) Includes fees relating to audits of the company's various benefit plans and actuarial opinions of the Company's loss and loss adjustment expense reserves required by insurance regulations.

     The term "Audit Fees" refers to fees for professional services rendered by PwC for the audit of the Company's annual financial statements included in the Company's Form 10-K and review of financial statements included in the Company's Forms 10-Q and services that are normally provided by PwC in connection with audits of statutory financial statements and regulatory filings. "Audit Related Fees" refers to fees for assurance and related services by PwC that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under "Audit Fees". They consisted primarily of fees for actuarial opinions required for regulatory purposes on insurance subsidiaries' claim reserves, audits of employee benefit plans and assistance in certain state insurance department examinations. "Tax Fees" refers to fees for professional services rendered by PwC for tax compliance, tax advice and tax planning. The term "All Other Fees" refers to fees for products and services provided by PwC, other than those reported under the preceding categories, and consisted of a charge for utilizing certain software for the Company's Canadian operations.

     The Charter of the Audit Committee requires that the Audit Committee pre-approve all non-audit work to be performed by the Company's independent auditors. In determining whether to approve non-audit services to be performed by the audit firm, the Audit Committee will consider whether the services in question facilitate the performance of the audit, improve the Company's financial reporting process or are otherwise in the Company's or the public's interest. All (100%) of the Audit-Related Fees, Tax Fees and All Other Fees billed to the Company in 2004 and 2003 were approved by the Audit Committee pursuant to the pre-approval waiver requirements of Rule 2-01(c)(7)(i)(C) of the SEC's Regulation S-X. The Audit Committee has determined that these other services and products rendered by PwC were not incompatible with PwC's independence as the Company's auditors.

     PwC has advised the Committee that all persons engaged in the Company's independent audit were full-time permanent employees of PwC. No decision has as of yet been made with respect to the selection of an independent auditor for fiscal 2005.

                           AUDIT COMMITTEE REPORT 2004

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     In accordance with its written Charter, the Audit Committee of the Board ("Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

     As part of its function, it recommended to the Board of Directors the appointment of PricewaterhouseCoopers LLP ("PwC") as the Company's independent auditors for 2004.

     During 2004, the committee discussed the interim financial and other information contained in each quarterly report to the Securities and Exchange Commission with the Chief Executive Officer, Chief Financial Officer, Controller and the independent registered public accounting firm prior to its release.

     The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

     In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and the independent registered public accounting firm the Company's audited financial statements contained in the Annual Report on Form 10-K for the year 2004. In addition, the Committee discussed with the independent registered public accounting firm matters to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Committee has received from the independent registered public accounting firm, the written disclosures and the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and the Committee has discussed with PwC the independence of the registered public accounting firm.

     Following these discussions and reviews, the Committee recommended to the Board of Directors and the Board approved the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year 2004 filed with the Securities and Exchange Commission.


                                             Audit Committee
                                             John W. Popp, Chairman
                                             Harrington Bischof
                                             Wilbur S. Legg
                                             Arnold L. Steiner
                                             Fredricka Taubitz
                                             Charles F. Titterton
                                             Dennis P. Van Mieghem
                                             William G. White, Jr.


     The Nominating Committee is empowered to develop and oversee the Company's policy on the size, composition and qualifications of the Board of Directors. The Committee is authorized to establish procedures to identify and recommend qualified candidates for election to the Board. The Committee is also responsible for establishing and overseeing compliance with corporate governance principles and procedures for the nomination process. The Committee operates pursuant to a written charter approved by the Board of Directors and is subject to an annual performance evaluation. While information appearing on the Company's website is not incorporated by reference in this Proxy statement, the Committee's charter may be viewed on the Company's website at www.oldrepublic.com. Printed copies are available to shareholders upon request. The Committee is composed of five, non-employee Directors, Messrs. Bischof, Dixon, Legg, Steiner, and Titterton, of which Mr. Bischof is the Chairman. Each member of the Committee is considered independent in the judgment of the Company's Board of Directors and according to the Listing Standards of the NYSE. Mr. Kreyling was a member of the Committee until his resignation on February 28, 2005. The Committee met four times during 2004.

      OLD REPUBLIC INTERNATIONAL CORPORATION CORPORATE GOVERNANCE OVERVIEW

     For several years the Company has been guided by many of the principles of director independence and qualifications now required by the rules recently adopted by the SEC and NYSE. Subsequent to the promulgation of these regulations, the Company codified a number of its existing governance practices and adopted all additional practices required by the new rules. The Company's policy defining Director independence is even more stringent than the new regulations dictate inasmuch as it requires that its independent Directors never have held any management position with the Company or its subsidiaries. Nine of its current thirteen Directors meet this criteria for independence. These nine independent Directors are Messrs. Bischof, Dixon, Legg, Popp, Steiner, Titterton, Van Mieghem, White and Ms. Taubitz.

     The Audit, Compensation and Nominating Committees of the Board are each standing committees comprised entirely of independent Directors who possess the professional qualities set forth by the new regulations. The Company's Board of Directors has a Lead Director who chairs meetings of the independent Directors.

     While information appearing on the Company's website is not incorporated by reference in this Proxy statement, the Company's Corporate Governance Guidelines, Code of Ethics for the Principal Executive Officer and Senior Financial Officers and its Code of Business Conduct and Ethics, may be viewed on line on the Company's website at www.oldrepublic.com. Printed copies are available to shareholders upon request.

     Shareholders of the Company may communicate with the Board of Directors as a whole or with any individual Director. The communications must be in writing and sent in care of the Company's Secretary at the Company's office. The Secretary will forward the communications to the intended recipient as soon as they are received.

               CONSIDERATION AND EVALUATION OF DIRECTOR CANDIDATES

     The Company's Board of Directors views its primary mission as (a) rewarding its shareholders by establishing policies whose objectives are to grow corporate earnings and shareholders equity over the long term, while increasing the

Company's regular dividend payout; and (b) overseeing the Company's businesses in a sound, conservative manner to assure their profitable growth and the capacity to honor their just obligations to assureds and beneficiaries of the Company's insurance contracts.

     Currently the Board is composed of thirteen persons of whom nine are independent. The Company has as a longer term objective a goal of reducing the size of its Board of Directors from thirteen to between nine and eleven persons while maintaining or increasing the number of independent Directors.

     When the Board of Directors considers new director candidates, it seeks strong candidates who, ideally, meet all the standards of director independence, including the Company's and are, or have been, senior executives of large institutions who have significant business, financial, accounting and/or legal backgrounds related to the Company's business, markets and/or clients. The Board will consider any such strong candidate provided he or she possesses the following personal characteristics: (i) business and professional community respect for his or her integrity, ethics, principles, insights and analytic ability; and (ii) ability and initiative to frame insightful questions, to speak out when appropriate and challenge questionable assumptions and to disagree in a constructive fashion.

     The Company is comprised of three principal insurance segments, each of which is broadly diversified geographically. Each business is highly regulated by agencies of the several states and the federal government as to its business operations and accounting practices. In part as the result of the specialized nature of its businesses and their regulations, it is the Company's view that at least two to four years are normally required for a new Director to develop sufficient knowledge of the business to become a fully productive and effective contributor to the Company's governance. Reflecting this, each Director must agree to serve one or more three-year terms on both the Company's Board and the board of one or more of its subsidiaries and a number of their corresponding committees. The commitment of a substantial expenditure of time for meeting preparation, meetings and travel is essential to the performance of a Director's responsibilities.

     Owing to the inherently long-term nature of much of the Company's businesses, a demonstrated long-term orientation in a candidate's business dealings is considered very important. A nominee must commit to acquiring, and retaining during his or her tenure on the Board, a significant ownership in the Company's common stock. Similarly, no Director may have any conflict of interest with the Company or any of its subsidiaries which would affect the Director's judgment in dealing with their affairs.

     In addition to the above minimum criteria, the Nominating Committee seeks additional background qualities or experience such as a certified public accountancy with responsibilities in audit practice, experience as a senior financial officer in an insurance or financial institution with revenues in excess of $100 million, relevant background in insurance or corporate securities and/or tax law or other qualities resulting from an individual's business management experience.

     The Nominating Committee evaluates and proposes candidates to the Board at large for approval and slating. It is the policy of the Nominating Committee to consider director candidates nominated by shareholders. Any name presented for consideration must be submitted to the Lead Director with a copy to the Secretary of the Corporation for its records no later than 120 days before the anniversary of the date of the Company's last previous proxy statement. It should be accompanied by a brief description of the person's qualifications plus additional sources of relevant information which will assist the Committee in its investigation of the person's background and qualifications. All candidates nominated by the shareholders will be evaluated on the basis of the same minimum criteria and additional background qualifications and experience enumerated above. A candidate who does not satisfy the minimum criteria enumerated above will not be nominated by the Nominating Committee to the Board. Given the long-term nature of the Company's business, nominees should not be presented if they are regarded simply as representatives of a particular shareholder or group of shareholders with a short-term orientation.

     The Company does not require its Board of Directors to attend annual meetings of its shareholders. The meetings are conducted by the Chairman of the Board, who represents the entire Board for purposes of such meetings.

     The Compensation Committee, is empowered to develop, review and supervise the employee benefit plans of the Company, to fix the compensation of senior executive officers, and to evaluate their performance. The Committee also is required to annually produce a report on executive compensation which is printed below and is subject to an annual performance evaluation. The Committee operates pursuant to a written charter approved by the Board of Directors. While information appearing on the Company's website is not incorporated by reference in this Proxy statement, the Committee's charter may be viewed on the Company's website at www.oldrepublic.com. Printed copies are available to shareholders upon request. The Committee is composed of seven, non-employee Directors, Messrs. Bischof, Dixon, Legg, Popp, Steiner, Van Mieghem and White. Until his resignation on February 28, 2005, Mr. Kreyling was also a member of the Committee. Mr. Steiner is the Committee's Chairman. Each member of the Committee is considered independent in the judgment of the Company's Board of Directors and according to the listing standards of the NYSE. The Committee met twice during 2004.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee has ever served as an officer or employee of the Company or any of its subsidiaries, nor has any executive officer of the Company served as a director or member of a compensation committee for any company that employs any Director of the Company or member of the Compensation Committee.

    REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE MANAGEMENT COMPENSATION

     The following Report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

     The Compensation Committee of the Board of Directors (the "Committee") of Old Republic International Corporation (the "Company") evaluated and approved the overall compensation, policies and practices for the Company's management, including its Chief Executive Officer ("CEO") and other executive officers, and the management's range of compensation for other employees of the Company and its subsidiaries. It, also, reviewed the Company's incentive programs, including the Key Employees Performance Recognition Plan ("KEPRP"), the Stock Option Plan (the "Plan"), and the Employees Savings and Stock Ownership Plan ("ESSOP").

     In making its evaluations, the Committee considered a large number of factors including those set forth under "Compensation Policies" herein, together with other matters such as the inflation rate and the Company's past performance, generally over consecutive five-year time frames. The Committee did not consider such factors based upon any scientific or other formula nor on any quantitative analysis of the relationship among such factors. Rather, the Committee's evaluation was subjective since each Committee member exercised his common sense and reasonable business judgment in attaching varying degrees of importance to each such factor.

Compensation Policies

     The Company's compensation policies and practices, particularly as they apply to its executive officers, including the CEO, are intended to achieve the following major objectives:

1. To set annual salaries (base income) for key executive officers at amounts which: a) are reasonably competitive in the context of prevailing salary scales; and (b) in the Committee's judgment provide a fixed, reasonable source of current income during the period of employment. Other sources of executive compensation discussed in separate sections hereunder are not taken into account when setting base annual salaries. Among the factors considered in varying degrees, as previously noted, are business size, level of responsibility, complexity of operations, long term performance, loyalty, commitment to Old Republic's long term objectives, and future prospects. Additionally, the Committee takes into account prevailing salary scales in the insurance industry, trends in salary levels published in compilations and reports, and data contained in the proxy statements of publicly held insurance organizations whose assets, revenues, and net income are larger, smaller, or approximately the same as the Company's. These insurance organizations include but are not limited to those that are a part of the Peer Group comparisons on page 17 of this Proxy Statement. Based on a review and evaluation of all such data, the Committee believes that the base salaries of the CEO and key executives are within a range comparable to the median salaries of the above mentioned insurance organizations.

2. To afford personnel an opportunity and incentive to increase their base income over time through participation in incentive compensation and related stock option and savings programs. With respect to all such programs the Committee has approved various criteria, the objectives of which are to: (a) establish tangible means of evaluating the overall financial performance of the Company or individual operating centers; (b) align performance criteria with shareholders' interests by establishing minimum requirements relative to such performance indicators as return on equity, return or profit margin on revenues, and increases in earnings; and
     (c) encourage a long-term commitment to the Company.

     In addition, the Committee considers a variety of intangible and other subjective factors such as each person's likely future contribution to the Company's successful growth, his or her level and years of experience, the current state and prospects of the industry or segment(s) thereof, and the Company's long-term goals and strategies which may from time to time require temporary investment in personnel resources in the absence of immediate positive results. Further, the Committee considers the compensation and benefits previously paid to its executive officers.

     In making its performance evaluations, the Committee takes the shareholders' interests into account from the standpoints of both total market return for the Common Stock as well as the Company's intrinsic performance as such and relative to the Company's Peer Group. However, the Committee places greater emphasis on the latter two factors since total market return is influenced materially by the vagaries of the securities markets, over which the Company, its Board, and management have little control.

     The Committee has not adopted any policy with respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code.

Compensation of the Chief Executive Officer

     With specific reference to the CEO's compensation, the Committee has taken into account all of the factors and objectives discussed above. In addition, special emphasis is placed on such other considerations as the CEO's vision and planning for the Company's future and the strategies implemented for their realization, his leadership qualities and judgment, and his commitment to and abilities in setting and promoting the character of the organization in the best interests of its insurance subsidiaries, insurance beneficiaries, employees, and shareholders. The Committee's evaluation of the CEO's performance takes place without his presence.

     Mr. Zucaro joined the Company in 1976 as Executive Vice President and Chief Financial Officer. He was promoted to President in 1981, to Chief Executive Officer in 1990, and to Chairman in 1993 while retaining his offices as President and Chief Executive Officer. Until 1989, Mr. Zucaro's cash compensation consisted solely of a base annual salary and a small amount of fees earned in his capacity as a director of a number of the Company's subsidiaries. His other compensation was fully deferred pursuant to his participation in the Company's KEPRP, ESSOP, and stock option plans. Since 1990, his cash compensation has been enhanced by 50% of the awards granted to him under the Company's KEPRP.

     The following table reflects certain key data pertaining to the Company's performance during the past three years together with the CEO's compensation during that period. The Company's performance was a significant factor in the Committee's evaluation of the CEO's and other executives' cash and deferred compensation. It, however, was only one of the many factors cited under "Compensation Policies" above, the relative significance of which was left to the subjective business judgment of the Committee. In comparing this data, it should be noted that trends in the CEO's compensation lag, up or down, from the trends in the Company's performance, since compensation reviews and salary and incentive awards are made several months following the end of each calendar year.

                    Summary of Company Performance Indicators
                                     versus
                                CEO Compensation
                                  2002 to 2004

-----------------------------------------------------------------------------------------------------------------------------
                                                       Amounts                                     % of Change
                                    ------------------------------------------    -------------------------------------------
                                         2004          2003           2002        2004 vs. 2003  2003 vs. 2002  2004 vs. 2002
                                    -------------  ------------   ------------    -------------  -------------  -------------
 Company Performance Indicators (a)
 ($ in Millions)
 Consolidated assets                 $  10,570.8    $  9,712.3     $  8,715.4           8.8%          11.4%          21.3%
 Common shareholders' equity             3,865.6       3,553.6        3,155.8           8.8%          12.6%          22.5%
 Net revenues                            3,491.6       3,285.8        2,756.4           6.3%          19.2%          26.7%
 Net operating income                      404.1         447.2          383.8          -9.6%          16.5%           5.3%
 Net income                          $     435.0    $    459.8     $    392.9          -5.4%          17.0%          10.7%
 Percent return on equity                  12.2%         14.6%          14.1%         -16.4%           3.5%         -13.5%
 Per Share Data
 (in dollars and cents):
 Book value at end of year           $     21.17    $    19.57     $    17.45           8.2%          12.1%          21.3%
 Net operating income (diluted)             2.19          2.44           2.11         -10.2%          15.6%           3.8%
 Net income (diluted)                $      2.36    $     2.51     $     2.16          -6.0%          16.2%           9.3%

==============================================================================================================================
 CEO Compensation (b)
 (Whole Dollars)
 1. Cash compensation
    a. Base salary                   $   643,333    $  620,000     $  590,000           3.8%           5.1%           9.0%
    b. Incentive                         584,125       510,167        327,058          14.5%          56.0%          78.6%
    c. Directors fees & other             65,789        67,061         52,782          -1.9%          27.1%          24.6%
                                     ------------   -----------    -----------     ------------   ------------   ------------
    d. Total Cash Compensation         1,293,247     1,197,228        969,840           8.0%          23.4%          33.3%

 2. Deferred incentive compensation      589,075       515,117        331,585          14.4%          55.3%          77.7%
                                     ------------   -----------    -----------     ------------   ------------   ------------
 3. Incentive stock options:
    a. Valued at 5% appreciation:      4,222,024     3,139,857      3,384,360          34.5%          -7.2%          24.8%
    b. Valued at 10% appreciation:    10,655,584     7,924,401      8,541,480          34.5%          -7.2%          24.8%
                                     ------------   -----------    -----------     ------------   ------------   ------------
 4. Total cash & deferred
    compensation, including options,
    if any, valued at:
    a. 5% appreciation (1d.+2+3a)      6,104,346     4,852,202      4,685,785          25.8%           3.6%          30.3%
    b. 10% appreciation (1d.+2+3b)   $12,537,906    $9,636,746     $9,842,905          30.1%          -2.1%          27.4%
                                     ------------   -----------    -----------     ------------   ------------   ------------
==============================================================================================================================

(a) This data was taken from the Company's audited financial statements and stock market tables as applicable. Return on equity was calculated by dividing each year's net income by the common shareholders' equity balance at the beginning of the year. Net operating income is defined as net income before extraordinary items, realized investment gains or losses and accounting changes; both net operating income and net income per share are shown after deduction of Preferred Stock dividends, as applicable.

(b) In this table, Deferred Incentive Compensation includes the deferred portion, which is non-interest bearing, of awards granted under the Company's KEPRP and the employer matching contribution to the ESSOP; Incentive Stock Options have been valued alternatively by assuming that the market value of the Common Stock subject to options compounded at a 5% or a 10% annual rate (or 63% and 159%, respectively, in the aggregate) over the 10-year term of the options. The actual future value of such options may, of course, be higher or lower than these arbitrary formulaic estimates. (See the Summary Compensation Table on page 13.)

Employee Benefit Plans

     In addition to determining base salaries, the Committee also administers the Company's employee benefit plans. The employee benefit plans are an important part of the Company's compensation structure and provide eligible employees, including the CEO and other executive officers, with an opportunity and incentive to increase their base income.

Key Employee Performance Recognition Plans: Effective January 1, 2005, the Company adopted a new Key Employee Performance Recognition Plan (KEPRP). At the same time, the Company, while leaving its former plan in place, declared that no further awards would be made under that plan. Under the Company's KEPRP, which is similar to the Company's former plan, a performance recognition pool is established each year for allocation among eligible key employees of the Company and its participating subsidiaries, including the CEO and other executive officers. Employees eligible to share in this pool are selected by the Committee in consultation with the CEO. The Committee makes the sole determination with regard to the CEO's performance, eligibility and award. After continuing plan participants are credited with a certain portion of the year's pool, the CEO recommends the allocation of the balance of the pool to participants in the plan, other than to himself. Up to 50% of any one year's pool amount may be carried forward for up to three years for later allocation. In designating eligible employees and determining amounts to be allocated, the Committee consults with the CEO and considers the positions and responsibilities of the employees, the perceived value of their accomplishments to the Company, their expected future contributions to Old Republic and other relevant factors. The Committee's evaluation of all such factors is subjective.

     Each year's pool amount is established in accordance with a detailed formula which takes into account (a) the eligible participating employees' annual salaries, (b) the current year's earnings in excess of the prior year's earnings (excluding income from realized investment gains or losses), multiplied by a factor determined by the increase in the Company's earnings per share, and
(c) the latest year's return on equity in excess of a minimum target return on equity equal to two times the mean of the five-year average post-tax yield on 10-year and 20-year U.S. Treasury Securities. The pool is, in turn, limited to a percentage of plan participants' aggregate annual base salaries, ranging from 10% to 150%, depending upon the amount by which the current year's actual return on equity exceeds the minimum target return on equity for the year. There is no prescribed limit as to how much of the year's available pool may be awarded to each participant.

     There is an immediate payment in cash of 50% of any award made, as well as 50% of the multiplier factor applied to the deferred balances of prior years' participants; the balance of the award vests at the rate of 10% per year of participation. The deferred balance(s) do not bear interest. Pursuant to the plan, participants become vested in their account balances upon total and permanent disability, death, upon the earlier of attaining age 55 or being employed for 10 years after first becoming eligible or upon a change of control of the Company. Benefits are payable in a set number of equal installments, beginning no earlier than age 55 following termination of employment, death, disability, retirement or a change of control of the Company. Distributions for Executive Officers can begin no earlier than six months following their termination from service.

     In addition to the KEPRP, the Company also maintains a number of separate plans for several individual subsidiaries or separate operating centers. Such plans provide for the achievement of certain financial results and objectives as to each such subsidiary or operating center. Messrs. Kellogg, Simpson and Yeager do not participate in the Company's KEPRP. Rather, they participate in KEPRP plans applicable to the subsidiaries and operating centers with which they are principally associated. Each of these plans operates in the same basic fashion as the Company's KEPRP. The pools for each plan, including the Company's KEPRP, are established according to detailed formulas that take into account the annual increase in earnings, the return on equity in excess of a minimum target percentage, and other factors pertinent to each operating center. Each separate subsidiary's or operating center's plan has a cash and deferred element, except for a few separate plans used for transaction - driven businesses, such as title insurance, which have historically been cash basis plans.

Stock Option Plan: The Company believes that key employees, including the CEO and other executive officers, who are in a position to make a substantial contribution to the long-term performance and direction of the Company should have a stake in its on-going success. To encourage growth in shareholder value and a long-term commitment to the success of the Company's business, the Company maintains a non-qualified stock option plan for key employees of the Company and its participating subsidiaries. The Corporation's Stock Option Plan (the "Plan") was approved by the Company's shareholders in 2002 and replaced a similar non-qualified stock option plan that had been adopted 10 years earlier. The decision to award stock options pursuant to the Plan and the factors that contribute to the amount of such awards are the same basic factors as those set forth under "Compensation Policies" herein.

     The performance factors the Committee considers include the achievements of the individual key employee, the overall performance of the Company and the likelihood of future contributions to the Company's successful growth by the individual key employee. The relative significance of these and all other factors with respect to awards granted to the CEO and other executive officers is determined subjectively by the Committee. The Plan provides for the issuance of options for up to an aggregate of 6% of the Company's Common Stock issued and outstanding at year end under this Plan or any other plans of the Company. Accordingly, the total of each year's option grants and the number of previously granted unexercised options at the date of grant may not exceed 6% of common stock outstanding at any date of grant.

     The purchase price per share of Common Stock subject to an option under the Plan is fixed by the Committee. However, such purchase price may not be less than 100% of the fair market value per share of Common Stock on the date the option is granted. Optionees may exercise their options for shares of either Common Stock or Series G Preferred Stock. The term of each option may not be for more than 10 years from the date of grant. Options may be exercised in accordance with the following vesting schedule: ten percent at the end of the year of the grant, and thereafter, annually at the rates of 15%, 20%, 25% and 30% so that at the end of the 5th fiscal year after the grant they are 100% vested. Under the Company's former plan, except for the grant made in 2002, which used an amended vesting schedule similar to the Plan, vesting occurs at an annual rate of 10% per year. With respect to options granted prior to 2004, an employee's right to exercise an option is accelerated if the Company's Common Stock closes on the NYSE above the vesting acceleration price established by the Committee for the option. If a vesting acceleration occurs, an optionee may exercise his or her option for the greater of either: 10% of the number of shares covered by the option for each year that the optionee has been employed by the Company or its participating subsidiaries or the sum of the optionee's already vested shares plus 50% of the remaining unvested shares. Vesting accelerations for grants made prior to 2002 accelerate at 10% per year for each year the optionee has been employed by the Company or its subsidiaries. The vesting acceleration price was established by the Committee at the time of grant at the higher of 150% of the market value of the Common Stock at the date of the grant or 100% of the book value per Common Share as of the most recent year end. For options granted prior to January 1, 2000, the vesting acceleration price established by the Committee was the higher of 150% of the market value of the Common Stock at the date of the grant or 150% of the book value per Common Share as of the most recent year end. The vesting acceleration price provision has been eliminated for options granted in 2004 and subsequent years.

Employees Savings and Stock Ownership Plan: The Company's ESSOP qualified as a 401(k) plan effective January 1, 2005, but otherwise the provisions of the plan remain unchanged except that employee contributions are now treated as pre-tax contributions. The ESSOP allows eligible employees with one or more years of service with the Company or participating subsidiaries ("employers") to save a minimum of 1% up to a maximum of 15% of their total compensation subject to an annual maximum compensation of $200,000. Employees' savings, up to a maximum of 6%, are matched by employer contributions ranging from 20% to 140% of such savings in accordance with a formula based upon the percentages saved and the increase in the Company's average net operating earnings per share for the five years ending with the calendar year immediately prior to the year for which the contribution is made. The Company's matching contribution applies to annual compensation up to a maximum of $150,000 under the terms of the ESSOP. Employer contributions are invested exclusively in the Stock of the Company except that employees over age 55 and with 10 years of service credited under the Plan may diversify a portion of the employer's contributions out of the Company's Stock and into alternative investments based on their age and years of service with the Company. This diversification ranges from 25% at age 55 to 100% at age 67. These alternative investment choices are the same ones in which employee savings may be invested. Employee savings may be invested, at the employee's direction, in publicly managed mutual funds that focus on long term capital appreciation, long term capital growth, long term growth of capital and income, long term growth through investments in common stocks of non-U.S. companies, a stock index fund portfolio, and in short or intermediate term bonds or other fixed income securities. A participant becomes vested in the account balance allocated from employer contributions upon being totally and permanently disabled, dying, or upon the earlier of attaining age 65 or being employed for 6 years. Vesting also occurs in increments of 20% a year, beginning after one year of service. Benefits are payable upon termination of service, death or disability, or following retirement and subject to minimum distribution requirements set out in Treasury regulations under the Internal Revenue Code. At the election of the participant, benefits derived from employer contributions are payable either in cash or the Company's Common Stock.

RMIC Profit-Sharing Plan ("Profit Sharing Plan"): Mr. Simpson participates in the RMIC Profit Sharing Plan, a 401(k) qualified plan. The RMIC Profit Sharing Plan covers substantially all employees of RMIC and its affiliates. Contributions to the plan are determined annually by RMIC's Board of Directors, and voluntary contributions of up to 10% of annual income are permitted. Employees' contributions are invested, at the employees' direction, in a number of publicly managed mutual funds and employees may elect to purchase the Company's Common Stock as an investment option. RMIC Profit Sharing Plan participants' interests vest in increments of 10% of contributed amounts beginning with 40% after one year and extending to 100% after seven years. Account balances are payable upon death or permanent disability. Normal retirement is at age 65 and the Profit Sharing Plan provides for early retirement at age 50 with ten years of service. Benefits upon retirement may be received as a monthly annuity, periodic cash payments, or in a lump-sum distribution, at the participant's election.

                                                   Compensation Committee
                                                   Arnold L. Steiner, Chairman
                                                   Harrington Bischof
                                                   John M. Dixon
                                                   Wilbur S. Legg
                                                   John W. Popp
                                                   Dennis P. Van Mieghem
                                                   William G. White, Jr.

Executive Compensation

     The following table sets forth certain information regarding the compensation paid or accrued by the Company to or for the account of the Chief Executive Officer, each of the four other most highly compensated executive officers and the Chief Financial Officer of the Company for services rendered in all capacities during each of the Company's fiscal years ended December 31, 2004, 2003 and 2002:

                           SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------------------
                                                                                          Long-Term
                                                       Annual Compensation               Compensation
                                                  -------------------------------       -------------
           (a)                     (b)                (c)                (d)                 (e)                 (f)
                                                                                         Securities
                                                                                         Underlying
Name and                                                                                   Option              All Other
Principal Positions                Year            Salary (1)         Bonus (2)            Awards          Compensation (3)
---------------------------      ---------       -------------       ------------       ------------       -----------------
A.C. Zucaro                        2004             $ 693,203        $ 1,168,250            277,500           $  20,867
President & Chief                  2003               677,700          1,020,334            277,500              14,311
Executive Officer                  2002               635,021            654,116            255,000              12,288

James Kellogg                      2004               344,067            275,000             20,000              17,354
Senior Vice President              2003               326,667            175,000              7,500              14,701
General Insurance                  2002               244,167            105,000              6,000              13,284

Spencer LeRoy III                  2004               366,257            307,920             50,000              12,716
Senior Vice President,             2003               352,866            243,098             41,250              10,842
Secretary & General                2002               339,695            235,902             37,500              10,873
Counsel

Karl W. Mueller (4)                2004                81,250               -                30,000                 245
Senior Vice President &
Chief Financial Officer

William A. Simpson                 2004               308,146            950,000             82,500              41,455  (5)
Senior Vice President              2003               310,858            850,000             82,500              39,535  (5)
Mortgage Guaranty                  2002               292,700            910,000             75,000              39,698  (5)

Rande K. Yeager (6)                2004               265,483            900,000             15,000              10,711
Senior Vice President              2003               252,950            675,000             15,000              11,398
Title Insurance
----------------------------------------------------------------------------------------------------------------------------

(1) Includes base salary and fees paid for services as a director of the Company or its subsidiaries.

(2)  Includes  combined   cash  and  deferred  incentive   compensation   awards
     granted under the Company's KEPRP and similar plans maintained for different profit centers. Awards thereunder are made 50% in cash and 50% deferred except for the plan under which Mr. Yeager participates which does not defer any part of the award granted. The deferred amounts included in this column are usually not payable before the person retires at 55 years of age or later; the amount deferred does not accrue interest and it is included in this column without a present value discount. None of the awards shown differed in any respect from the Company's regular compensation policies and practices.

(3) Includes the employer matching contribution to the Company's ESSOP, the amount of premium for the Company's group term life insurance plan attributed to the compensation of executive officers of the Company and the value of meals paid for by the Company. For 2004, the Company's matching contribution for each executive officer was $4,950 except for Mr. Simpson who elected not to participate in the ESSOP and for Mr. Mueller who had not yet qualified for participation. For 2004, $9,753, $1,242, $2,322, $1,346 and $1,290 were attributed to the compensation of Messrs. Zucaro, Kellogg, LeRoy, Simpson and Yeager, respectively, for group term life insurance premiums paid by the Company under a program available to all of its employees. As of year end 2004, Mr. Mueller had not yet qualified for participation under the Company's life insurance program. For 2004, $9,208, $8,469 and $4,471 were attributed to Messrs. Kellogg's, Simpson's and Yeager's compensation, respectively, for usage of vehicles provided to them. For 2004, $5,070 was attributed to Mr. Simpson's compensation for a health reimbursement program RMIC sponsors for all of its employees.

(4)  Mr. Mueller became an executive officer of the Company on October 1, 2004.

(5) Includes $20,000 as the vested amount accrued for Mr. Simpson in the RMIC Profit Sharing Plan for 2002 and 2003 and $20,500 for 2004.

(6)  Mr. Yeager became an executive officer of the Company on March 21, 2003.

Retirement Plans

     The Company maintains the Old Republic International Corporation Salaried Employees Restated Retirement Plan (the "Company Plan") for its employees and those of participating subsidiaries who have continuously been employed prior to December 31, 2004. Persons whose employment commenced on or after January 1, 2005 are not eligible for the Company Plan but may participate in the Company's ESSOP. The Company Plan, which is noncontributory, provides for benefits based upon 1.5% of the participant's "Final Average Monthly Earnings" (1/60th of the aggregate earnings of the employee during the period of the five consecutive years of service out of the last ten consecutive years of service which results in the highest "Final Average Monthly Earnings") multiplied by the participant's years of service. Earnings equal base salary and commissions but excludes cash and deferred incentive compensation awards granted under the Company's KEPRP.

     The following table sets forth the estimated annual benefits payable under the Company Plan to an employee, upon retirement at December 31, 2004, at age 65 after specified years of service:

      Highest Average
    Annual Earnings of                                             Estimated Annual Retirement Income for
     The 5 Consecutive                                             Representative Years Credited Service*
   Plan Years Out of the                      -------------------------------------------------------------------------------
    Last 10 Plan Years                             10               15              20               25              30
  -----------------------                     ------------     ------------    -------------    ------------    -------------
        $ 150,000                                $ 22,500        $  33,750       $   45,000       $  56,250        $  67,500
          200,000                                  30,000           45,000           60,000          75,000           90,000
          250,000                                  37,500           56,250           75,000          93,750          112,500
          300,000                                  45,000           67,500           90,000         112,500          135,000
          350,000                                  52,500           78,750          105,000         131,250          157,500
          400,000                                  60,000           90,000          120,000         150,000          180,000
          450,000                                  67,500          101,250          135,000         168,750          202,500
          500,000                                  75,000          112,500          150,000         187,500          225,000
          550,000                                  82,500          123,750          165,000         206,250          247,500
          600,000                                  90,000          135,000          180,000         225,000          270,000
        $ 650,000                                $ 97,500        $ 146,300       $  195,000       $ 243,750        $ 292,500
  ===========================================================================================================================

*Amounts shown in the table above which exceed $210,000 - - the maximum benefit allowed by law for a qualified plan in 2005 - - would only be payable to a qualified participant under the Old Republic International Corporation or RMIC Executive's Excess Benefit Plan described below.

     The amounts shown in the chart are computed on the basis of straight life annuity amounts and are not subject to offsets for any Social Security payments. At December 31, 2004, Mr. Zucaro was credited with 27 years of service, Mr. Kellogg was credited with 26 years of service, and Mr. LeRoy was credited with
11 years of service, for purposes of the Plan. Mr. Mueller is not yet eligible for participation and Mr. Yeager does not participate in the Plan as employees of the Old Republic National Title Group participate in the Old Republic National Title Group (ORNTG) Plan instead of the Company Plan. The ORNTG Plan operates in the same basic fashion as the Company's Plan except that benefits are calculated differently. The monthly benefit is 1.20% of the participants Final Average Monthly Earnings up to the Social Security Integration Level times the participant's years of credited service limited to a maximum of 30 years. At December 31, 2004, Mr. Yeager was credited with 16 years of service and his highest average annual earnings for the purpose of this plan was approximately $644,046. Mr. Simpson did not participate in the plan because employees of RMIC / Republic Mortgage Insurance Company (RMIC) participate in the RMIC Profit-Sharing Plan instead of the Company Plan.

     At December 31, 2004, the highest average annual earnings for purposes of the above computations under the Company Plan were approximately $593,333 for Mr. Zucaro, $265,233 for Mr. Kellogg and $337,333 for Mr. LeRoy. The differences between such amounts and the Annual Compensation amounts shown for Messrs. Zucaro, Kellogg, LeRoy and Yeager in the Summary Compensation Table on page 13 are threefold: the figures above are averages of annual base salaries over the past 5 years and do not include either directors' fees or any form of incentive compensation awards.

     The Company also maintains the Old Republic International Corporation Executive's Excess Benefit Plan (the "Excess Benefit Plan") to provide certain key executives with pension benefits in excess of the benefits provided by the Company Plan. The Excess Benefit Plan is administered by the Executive Committee of the Board of Directors, which selects the employees to participate in the Excess Benefit Plan from those who are participants in the Company Plan. As of December 31, 2004, Messrs. Zucaro and LeRoy are the only approved executive officers who qualified for participation under this Excess Benefit Plan. RMIC also has an Executive Excess Benefit Plan (the "RMIC Plan") to provide certain key executives of RMIC with benefits in excess of the benefits they would be eligible for if they participated in the Company's Plan. The RMIC Plan is administered by a Committee of the Board of Directors of RMIC, which selects the employees to participate in the RMIC Plan from those eligible employees of RMIC. As of December 31, 2004, Mr. Simpson is the only executive officer of the Company who qualified and has been approved for participation under the RMIC Plan. The benefits payable under this RMIC Plan equal the excess of the amount otherwise payable under the terms of the Company Plan over the reduced benefits required by applicable law. Benefits under this RMIC Plan are payable at the time benefits are payable under the Company Plan. Both the Excess Benefit Plan and the RMIC Plan are non-qualified deferred compensation plans.

Option Grants in 2004

     The following table sets forth certain information regarding options to purchase shares of Common Stock granted to the executive officers of the Company listed in the Executive Compensation Table during the Company's 2004 fiscal year:

                              Option Grants in 2004
-------------------------------------------------------------------------------------------------------------------------------
          (a)                   (b)              (c)            (d)            (e)                          (f)
                                                                                                         Potential
                                                                                                 Realizable Value of Assumed
                                                                                                 Annual Rates of Stock Price
                                                                                                Appreciation for Option Term
                                                                                             ----------------------------------
                                                                                                   @ Annual Compounding
             Individual Grants                                                                        Growth Rate Of:
-----------------------------------------                                                    ----------------------------------
                             Number of        % of Total
                             Securities        Options
                             Underlying       Granted to
                             Options          Employees       Exercise      Expiration
Name                         Granted (1)       in 2004          Price          Date                5%                 10%
-------------------------    ------------    -----------     -----------    -----------      --------------      --------------
A. C. Zucaro                     277,500         13.73         $ 24.15        12/31/13         $ 4,222,024         $10,655,584
James Kellogg                     20,000           .99           24.15        12/31/13             304,290             767,970
Spencer LeRoy III                 50,000          2.47           24.15        12/31/13             760,725           1,919,925
Karl W. Mueller                   30,000          1.48           25.03        12/31/13             473,067           1,193,931
William A. Simpson                82,500          4.08           24.15        12/31/13           1,255,196           3,167,876
Rande K. Yeager                   15,000           .74         $ 24.15        12/31/13         $   228,218         $   575,978
================================================================================================================================

(1) See the Report of the Compensation Committee on Executive Management Compensation "Stock Option Plan" regarding the vesting of stock options.

Aggregate Options Exercised in 2004 and Option Values at December 31, 2004

     The following table sets forth certain information regarding options to purchase shares of Common Stock exercised during the Company's 2004 fiscal year and the number and value of exercisable and unexercisable options to purchase shares of Common Stock held at the end of the Company's 2004 fiscal year by the executive officers of the Company named in the Executive Compensation Table:

                       Aggregated Option Exercises in 2004
                     and Option Values at December 31, 2004
------------------------------------------------------------------------------------------------------------------------------
         (a)                 (b)              (c)                       (d)                                  (e)

                                                                Number of Securities               Value of Unexercised
                            Shares                             Underlying Unexercised                  In-the-Money
                         Acquired on        Value               Options at 12/31/04                 Options at 12/31/04
Name                       Exercise        Realized           Exercisable/Unexercisable         Exercisable/Unexercisable(1)
----------------------  --------------  ---------------     -----------------------------     --------------------------------
A. C. Zucaro                   -              -                   778,125  /  440,625             $5,038,133  / $ 1,196,168
James Kellogg                  -              -                    25,715  /   22,110                215,302  /      40,748
Spencer LeRoy III              -              -                   219,313  /   74,063              2,160,125  /     189,113
Karl W. Mueller                -              -                     3,000  /   27,000                    810  /       7,290
William A. Simpson             -              -                   565,500  /  135,750              5,955,278  /     380,160
Rande K. Yeager                -              -                    43,538  /   21,713             $  328,931  / $    53,727
==============================================================================================================================

(1) Value of exercisable/unexercisable in-the-money options is equal to the difference between the fair market value per share of Common Stock at December 31, 2004 and the option exercise price per share multiplied by the number of shares subject to options.

Equity Compensation Plan Information at December 31, 2004

     The following table sets forth certain information regarding securities authorized for issuance under equity compensation plans as of year end 2004. The Company only has equity compensation plans that were approved by the Company's shareholders.

                                                      Number of                                      Number of securities
                                                  securities to be                                 remaining available for
                                                issued upon exercise       Weighted-average         future issuance under
                                                   of outstanding         exercise price of       equity compensation plans
                                                  options, warrants      outstanding options,       (excluding securities
 Plan Category                                        and rights         warrants and rights       Reflected in column (1))
 ------------------------------------------    ----------------------   ---------------------    ---------------------------
                                                        (a)                      (b)                           (c)
 Equity compensation plans approved
   by security holders...................            9,281,954                 $18.75                    1,671,859

 Equity compensation plans not
   approved by security holders..........                -                       -                           -

                                               ----------------------   ---------------------    ---------------------------
        Total............................            9,281,954                 $18.75                    1,671,859
 ===========================================================================================================================

(1) In no event shall the aggregate number of shares subject to outstanding options under all Company sponsored plans and grants exceed, at any time, 6% of the Company's outstanding Common Stock as of December 31st of the preceding year.

Comparative Five-Year Total Market Returns

     The following table, prepared on the basis of market and related data furnished by Standard & Poor's Total Return Service, reflects total market return data for the most recent five calendar years ended December 31, 2004. For purposes of the presentation, the information is shown in terms of $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding year. The $100 investment is deemed to have been made either in Old Republic Common Stock, in the S&P 500 Index of common stocks, or in an aggregate of the common shares of the Peer Group of publicly held insurance businesses selected by Old Republic. In each instance the cumulative total return assumes reinvestment of cash dividends.

     The information utilized to prepare this table has been obtained from sources believed to be reliable, but no representation is made that it is accurate or complete in all respects.


                   Comparison of Five Year Total Market Return
        OLD REPUBLIC INTERNATIONAL CORPORATION vs. S&P 500 vs. Peer Group
                  (For the five years ended December 31, 2004)






                                [GRAPHIC OMITTED]






                  Dec 99     Dec 00     Dec 01     Dec 02     Dec 03     Dec 04
                ---------  ---------  ---------  ---------  ---------  ---------
ORI              $100.00    $241.54    $215.94    $220.46    $313.71    $319.41
S&P 500           100.00      90.90      80.09      62.39      80.29      89.03
2003 Peer Group   100.00     156.66     144.07     123.82     155.05     178.85

     Peer Group consists of the following publicly held corporations selected by the Company for its 2004 comparison: Ace Limited, American Financial Group, Inc., The Chubb Corporation, Cincinnati Financial Corporation, Fidelity National Financial, Inc., First American Corporation, MGIC Investment Corporation, Ohio Casualty Corporation, Radian Group Inc., SAFECO Corporation, St. Paul Travelers Companies, Inc. and XL Capital Ltd. The Peer Group has been approved by the Compensation Committee and consists of the same companies as last year's Peer Group.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The following tabulation lists all nominees and continuing Directors of the Company. Four Class 3 Directors are to be elected to hold office for a term of three years and until their successors are elected and qualified. The nominees are presently Class 3 Directors. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

     On February 28, 2005, and March 3, 2005, respectively, Messrs. Kurt W. Kreyling and Anthony F. Colao resigned as directors of the company for personal and health reasons. Following the resignations of Messrs Kreyling and Colao, Mr. Lardner, who was a Class 3 Director, was named a Class 1 Director. This was done in order to more evenly distribute the current directors among the Company's three classes of directors as is required by the Company's By Laws. On August 12, 2004, the Board of Directors, in accordance with the Company's Certificate of Incorporation and By Laws, added two new members. Mr. Charles F. Titterton was elected a Class 1 Director and Mr. Dennis P. Van Mieghem was elected a Class 2 Director. Messrs. Titterton and Van Mieghem will stand for election, in due course, with the other members of their Class.

                                                                 Positions with Company, Business Experience and
Name                                             Age             Other Directorships
--------------------------------------     -----------------     -----------------------------------------------------------
Nominees for Election
---------------------

CLASS 3 (Term expires in 2005)

William A. Simpson                                63             Director since 1980;  Senior Vice President of the Company and President of Republic Mortgage  Insurance  Company,  a
                                                                 subsidiary  of the  Company,  for more  than the past five years.

Arnold L. Steiner                                 67             Director  since 1974;  retired for more than the past five years;  formerly  President of Steiner  Bank,  Birmingham,
                                                                 Alabama.

Fredricka Taubitz                                 61             Director since 2003;  Director of WFS Financial Inc. since
                                                                 January  2003; until  2000, Executive  Vice  President and
                                                                 Chief Financial Officer of Zenith National Insurance Corp.
                                                                 Until 1985, Partner with  the  accounting firm  of Coopers
                                                                 & Lybrand, now PricewaterhouseCoopers LLP.

A. C. Zucaro                                      65             Director  since  1976;   Chairman  of  the  Board,   Chief
                                                                 Executive   Officer  and  President  of  the  Company  and
                                                                 various subsidiaries for more than the past five years.

----------------------------------------------------------------------------------------------------------------------------

Continuing Members
------------------

CLASS 1 (Term expires in 2006)

Harrington Bischof                                70             Director   since  1997;   President  of  Pandora   Capital
                                                                 Corporation   since   1996;    formerly   Senior   Advisor
                                                                 Prudential Securities, Inc.

Peter Lardner                                     73             Director since 1985;  retired;  prior to 2002, Chairman of
                                                                 the   Board  of   Bituminous   Casualty   Corporation,   a
                                                                 subsidiary of the Company.

Charles F. Titterton                              63             Director   since  August  12,  2004;   retired;   Formerly
                                                                 Director  Insurance  Group with  Standard  & Poor's  Corp.
                                                                 until 2003.

William G. White, Jr.                             76             Director  since 1993;  retired for more than the past five years;  formerly  President of The First  Federal  Savings
                                                                 Bank,   Winston-Salem,   North  Carolina;   Consultant  to
                                                                 Southern National Bank, Winston-Salem, North Carolina.

----------------------------------------------------------------------------------------------------------------------------

Continuing Members
------------------

CLASS 2 (Term expires in 2007)

Jimmy A. Dew                                      64             Director  since  1980;  Sales  Group  Manager of  Republic
                                                                 Mortgage  Insurance  Company, a subsidiary of the Company, for more than the past five years.

Continuing Members (Cont'd)
---------------------------
CLASS 2 (Term expires in 2007)

John M. Dixon                                     65             Director   since   2003;   retired;   Director  of  Amsted
                                                                 Industries  Incorporated,   Chicago,  Illinois;   formerly
                                                                 Chief  Executive  Partner with the law firm of Chapman and
                                                                 Cutler, Chicago, Illinois until his retirement in 2002.

Wilbur S. Legg                                    82             Director  since  1969;  retired for more than the past five
                                                                 years;   formerly   Partner   of  Lord   Bissell  &  Brook,
                                                                 attorneys,  Chicago,  Illinois.  Mr. Legg's former firm has been  retained by the  Company as counsel  during more than the last two fiscal years.

John W. Popp                                      82             Director  since 1993;  retired;  formerly  Partner with the accounting firm of KPMG LLP until 1982.

Dennis P. Van Mieghem                             64             Director since August 12, 2004; retired;  formerly Partner with the accounting firm of KPMG LLP until 1998.

-----------------------------------------------------------------------------------------------------------------------------

Board of Directors Recommendation

     The Board of Directors recommends a vote FOR the Class 3 Directors that are listed as nominees. Proxies solicited by the Board of Directors will be voted for the election of these nominees unless shareholders specify to the contrary in their proxies.

                                VOTING PROCEDURES

     The General Corporation Law of the State of Delaware specifies that in the absence of contrary requirements in a corporation's Certificate of Incorporation or By-laws, the votes on matters at Shareholders' Meetings are decided as follows: (1) Directors are elected by a plurality of the shares present in person or by proxy at the meeting and who are entitled to vote in the election,
(2) amendments to the Company's Certificate of Incorporation are determined by the affirmative vote of the majority of shares of the Company's capital stock that are outstanding and entitled to vote, and (3) all other matters are determined by the affirmative vote of the majority of the shares present in person or by proxy at the meeting and who are entitled to vote on the subject matter.

     The Company's Certificate of Incorporation and By-laws do not require any different treatment for matters to be considered at the Company's Annual Shareholders' Meeting.

     The Company's Certificate of Incorporation and its By-laws are silent on the mechanics of voting. As a result, the General Corporation Law of the State of Delaware is controlling. Under Delaware law the votes at the Company's Annual Shareholders' Meeting will be counted by the inspectors of election required to be appointed at the meeting. The inspectors are charged with ascertaining the number of shares outstanding, the number of shares present, whether in person or by proxy, and the validity of all proxies. The inspectors are entitled to rule on any voting challenges and are responsible for the tabulation of the voting results.

     Under Delaware law, abstentions are counted in determining the quorum of the meeting and as having voted on any proposal on which an abstention is voted. Therefore, on those proposals which require a plurality vote of the shares at the meeting that are entitled to vote, the vote of an abstention has no effect. However, on those proposals which require an affirmative vote of the majority of shares present in person or by proxy at the meeting, the vote of an abstention has the effect of a vote against the proposal.

     In the event of a broker non-vote arising from the absence of authorization by the beneficial owner to vote on a proposal, the shares reported are counted for the determination of a quorum for the meeting but they are not counted as having voted on the proposal where there is a non-vote. Therefore, on those proposals which require a plurality or a majority vote of the shares at the meeting that are entitled to vote, a non-vote will have no effect. However, on those proposals which require an affirmative vote of the majority of the shares outstanding who are entitled to vote, a non-vote has the effect of a vote against the proposal.

                  SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

     In order for a proposal by a shareholder of the Company to be included in the Company's proxy statement and form of proxy for the 2006 Annual Meeting of Shareholders, the proposal must be received by the Company no later than December 2, 2005.

                                  OTHER MATTERS

     The Company knows of no matters, other than those referred to herein, which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, the Company has retained D. F. King & Company of New York City, to assist in the solicitation of proxies, including delivery of proxy materials. Fees for this solicitation are expected to be approximately $5,500. The Company intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons. In a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone.

By order of the Board of Directors.


                                                SPENCER LEROY III
                                                Secretary

Chicago, Illinois
April 1, 2005

                                    Exhibit A
                                    ---------
                             Audit Committee Charter


COMMITTEE'S PURPOSE

The Audit Committee is appointed by the Board of Directors of Old Republic International Corporation (the "Corporation"): (A) to assist the Board in monitoring (1) the integrity of the financial statements of the Corporation, (2) the Corporation's compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, and (4) the performance of the Corporation's internal audit function and independent auditors; and (B) to prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Corporation's annual proxy statement.

COMMITTEE MEMBERSHIP

The Audit Committee shall consist of not less than three members of the Board, one of whom shall be designated as the chairperson, appointed by the Board upon the recommendation of the Board's Nominating Committee. Each appointed member must meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission, and at least one member must be an "audit committee financial expert" as defined by the Commission. No Director shall be eligible for appointment to the Audit Committee if he or she serves on the audit committees of more than two other publicly held companies.

COMMITTEE MEETINGS

The Audit Committee shall meet as often as it determines, but not less frequently than once every fiscal quarter. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. A majority of the Audit Committee members present in person or by conference telephone or other conferencing equipment shall constitute a quorum. The Audit Committee may form subcommittees consisting of one or more members for any purpose it deems appropriate and may delegate to such subcommittee(s) such power and authority as the Audit Committee deems appropriate, other than power or authority which the Audit Committee is required by law or regulation or listing standard to exercise as a whole.

DUTIES AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint, retain, compensate, evaluate and terminate the Corporation's independent auditors. The Audit Committee shall approve all audit engagement fees and terms, shall discuss with the independent auditor the planning and staffing of the annual audit, and shall approve all non-audit engagements that may be performed by the independent auditors. The independent auditors shall report directly to the Audit Committee, and the Audit Committee shall be directly responsible for the oversight of the independent auditors, including resolution of disagreements between management and the independent auditors.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Corporation shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee's own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

As to Financial Statement and Disclosure Matters:
------------------------------------------------

     1. Review and discuss with management and the independent auditor the annual audited financial statements, including footnotes and disclosures made in management's discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Corporation's Form 10-K.

     2. Review and discuss with management and the independent auditor the Corporation's quarterly financial statements prior to the filing of its Form 10-Q.

     3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Corporation's financial statements, including any changes in the Corporation's selection or application of accounting principles, any major issues as to the adequacy of the Corporation's internal controls and any special steps adopted in light of material control deficiencies.

     4. Review and discuss with the independent auditors:

         (a) All critical accounting policies and practices that are used.

         (b) Any major recommended alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the possible use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

         (c) Other material written communications between the independent auditor and management such as any management letter or schedule of unadjusted differences.

     5. Expect the Chief Executive Officer and/or the Chief Financial Officer to discuss with the Audit Committee or its Chairman any change in accounting policies, material charges or credits, and departures in disclosures or presentation in the Corporation's quarterly earnings release prior to the issuance of any release so affected.

     6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives and any off-balance sheet structures on the Corporation's financial statements.

     7. Discuss periodically with management the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation's risk assessment and risk management policies.

     8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

     9. Review disclosures made to the Audit Committee by the Corporation's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation's internal controls.

As to Oversight of the Corporation's Relationship with the Independent Auditor:
------------------------------------------------------------------------------

     10. Review and evaluate the lead partner of the independent auditor team.

     11. At least annually, evaluate the independent auditor's qualifications, performance and independence. In making its evaluation, the Committee shall take into account the opinions of management of the Corporation and the Corporation's internal auditors. The Committee shall further ensure the rotation of the lead audit partner at least every five years. The Committee shall decide as to whether the Corporation is obtaining high quality audits and whether rotation of the independent auditing firm would be appropriate.

     12. Recommend to the Board policies for the Corporation's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation.

As to Oversight of the Corporation's Internal Audit Function:
------------------------------------------------------------

     13. Review the appointment and replacement of the senior internal auditing executive.

     14. Review the significant reports to management prepared by the internal auditing department and management's responses.

     15. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit, taking costs and benefits into account.

As to Compliance Oversight Responsibilities:
-------------------------------------------
     16. Obtain reports from management, the Corporation's senior internal auditing executive and the independent auditor that the Corporation and its subsidiaries are in compliance with applicable legal and regulatory requirements. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Corporation's policies and procedures regarding compliance.

     17. Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting and financial reporting matters, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding material accounting or auditing matters.

     18. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation's accounting policies, internal controls and financial statements.

     19. Discuss with the Corporation's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

LIMITATION OF AUDIT COMMITTEE'S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.